EXHIBIT 99.1

FORM OF AMENDMENT NO. 2

to

THREE-YEAR CREDIT AGREEMENT

      THIS AMENDMENT NO. 2 TO THREE-YEAR CREDIT AGREEMENT (the “Amendment”) is made as of June 10, 2005, by and among MICHIGAN CONSOLIDATED GAS COMPANY (the “Borrower”), the financial institutions listed on the signature pages hereof (the “Lenders”), JPMORGAN CHASE BANK, N.A. (successor by merger to BANK ONE, NA (MAIN OFFICE — CHICAGO)), in its capacity as a Lender and in its capacity as contractual representative (the “Administrative Agent”) and BARCLAYS BANK PLC and CITIGROUP GLOBAL MARKETS INC., as Co-Syndication Agents, under that certain Three-Year Credit Agreement, dated as of October 24, 2003, by and among the Borrower, the financial institutions from time to time parties thereto, the Administrative Agent and the Co-Syndication Agents (as amended by that certain Consent Memorandum dated as of May 9, 2005 (“Amendment No. 1”) and as further amended, restated or otherwise modified from time to time, the “Credit Agreement”). Defined terms used herein and not otherwise defined herein shall have the meaning given to them in the Credit Agreement.

WITNESSETH

      WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Co-Syndication Agents are parties to the Credit Agreement; and

      WHEREAS, the Borrower has requested that the Administrative Agent, the Co-Syndication Agents and the Lenders amend the Credit Agreement on the terms and conditions set forth herein;

      WHEREAS, the Borrower, the Administrative Agent, the Co-Syndication Agents and the requisite number of Lenders have agreed to amend the Credit Agreement on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to the following amendments to the Credit Agreement:

1.	Amendments to the Credit Agreement. Effective as of June 10, 2005 (the “Effective Date”) and subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

1.1.	The definition of “EBITDA” now appearing in Section 1.1 of the Credit Agreement is deleted in its entirety and the following is substituted therefor:

      “EBITDA” means, for any period, net income (or net loss) plus, to the extent deducted from revenues in determining net income for such period, (i) the sum, without duplication, of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, and (e) Non-Recurring Charges, in each case determined in accordance with GAAP for such period, minus, to the extent added to revenues in determining net income for such period, (ii) the sum, without duplication, of (a) Non-Recurring Revenue and (b) all cash payments made during such period on account of non-cash Non-Recurring Charges added to net income pursuant to clause (i)(e) in a previous period, in each case determined in accordance with GAAP for such period.

1.2.	Section 1.1 of the Credit Agreement is amended to insert the following new definitions of “Non-Recurring Charges” and “Non-Recurring Revenue” alphabetically therein:

      “Non-Recurring Charges” means a one-time and/or unusual charge to income of the Borrower and its Subsidiaries, on a Consolidated basis, that the Borrower does not anticipate will recur in the future or on a regular basis.

      “Non-Recurring Revenue” means one-time and/or unusual income or gains to income of the Borrower and its Subsidiaries, on a Consolidated basis, that the Borrower does not anticipate will recur in the future or on a regular basis.

2.	Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Administrative Agent shall have received:

(a)	duly executed originals of this Amendment from each of the Borrower, the requisite number of Lenders required pursuant to Section 8.01 and the Administrative Agent; and

(b)	such other documents, instruments and agreements as the Administrative Agent shall reasonably request.

3. Representations and Warranties and Reaffirmations of the Borrower.

3.1.	The Borrower hereby represents and warrants that (i) this Amendment and the Credit Agreement as previously executed and as modified hereby constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally), and (ii) no Default or Event of Default has occurred and is continuing.

3.2.	Upon the effectiveness of this Amendment and after giving effect hereto, the Borrower hereby reaffirms all covenants, representations and warranties made in the Credit Agreement as modified hereby, and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the

Effective Date, except that any such covenant, representation, or warranty that was made as of a specific date shall be considered reaffirmed only as of such date.

4.	Reference to the Effect on the Credit Agreement.

4.1.	Upon the effectiveness of Section 1 hereof, on and after the date hereof, each reference in the Credit Agreement (including any reference therein to “this Credit Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring thereto) or in any other Loan Document shall mean and be a reference to the Credit Agreement as modified hereby.

4.2.	Except as specifically modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith, including without limitation Amendment No. 1, shall remain in full force and effect, and are hereby ratified and confirmed.

4.3.	The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

4.4.	Upon satisfaction of the conditions set forth in Section 2 hereof and the execution hereof by the Borrower and the Required Lenders, this Amendment shall be binding upon all parties to the Credit Agreement.

5.	GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.	Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.	Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

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